Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-131156) pertaining to the 2005 Employee Restricted Stock Plan of Polymer Group, Inc., (Form S-8 No. 333-121252) pertaining to the 2003 Employee Stock Option Plan and (Form S-8 No. 333-121254) pertaining to the 2004 Restricted Stock Plan for Directors of Polymer Group, Inc. of our report dated March 23, 2005, with respect to the 2004 consolidated financial statements and schedule of Polymer Group, Inc, included in the Annual Report (Amendment No. 2 on Form 10-K/A) for the year ended December 30, 2006.

/s/ Ernst & Young LLP

Greenville, South Carolina

April 5, 2007